For Immediate Release Contact:
Debi Ethridge Vice President, Finance & Investor Relations dethridge@lodgian.com	Jerry Daly or Carol McCune Daly Gray Public Relations (Media) jerry@dalygray.com

(404) 365-2719	(703) 435-6293

Lodgian Reports Second Quarter 2005 Results

ATLANTA, Ga., August 4, 2005—Lodgian, Inc. (AMEX: LGN), one of the nation’s largest independent owners and operators of full-service hotels, today reported results for the second quarter ended June 30, 2005.

	2Q	2Q	%
	2005*	2004*	Change
Rooms revenue — Continuing Operations	$64.5	$62.5	3.2%
Total revenue — Continuing Operations	$86.0	$84.4	1.8%
Income (loss) from continuing operations	$3.7	($11.4)	n/m
Income (loss) from discontinued operations	($1.8)	$4.2	-142.9%
Net income (loss) attributable to common stock	$1.9	($7.2)	n/m
Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations (a non-GAAP measure)	$17.3	$20.7	-16.3%
Adjusted EBITDA from 73 continuing operations excluding closed hotels (a non-GAAP measure)	$19.1	$20.1	-4.9%

*Dollars in millions

Continuing Operations include two hotels in Florida that remained closed throughout the 2005 second quarter due to damage from the hurricanes that hit the southeastern United States in the fall 2004. These two hotels have been excluded from Adjusted EBITDA above. Continuing Operations also includes the operations of two hotels in Lawrence and Manhattan, Kansas that the Company intends to sell or surrender to the lender as discussed below.

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (“EBITDA”) excluding the effects of certain charges, such as pre-emergence reorganization expenses, post-emergence Chapter 11 expenses included in corporate and other on the company’s consolidated statement of operations, impairment losses, casualty losses for damage caused to properties by hurricanes, and one-time charges related to the surrender of two wholly-owned hotels to the bond trustee and one minority owned hotel to the lender. Adjusted EBITDA, as shown above, also excludes the two hotels in Florida that are closed for repairs in connection with hurricane damage.

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Revenues rose 1.8 percent in the 2005 second quarter, compared to the same period a year earlier, despite a minimum of $5.3 million in revenue displacement. The displaced revenue is comprised of $1.4 million at eight hotels under renovation during the quarter and $3.9 million representing 2004 second quarter revenues for the two hurricane-damaged closed hotels in Florida, the Crowne Plaza West Palm Beach and the Holiday Inn Melbourne. The eight hotels under renovation had a total of 34,000 available room nights out of service during the 2005 second quarter.

Net income from continuing operations was $3.7 million for the 2005 second quarter as compared to a net loss of $(11.4) million in the previous year. The 2005 second quarter results include a $1.0 million impairment charge and a $0.9 million write-off of a receivable from a non-consolidated hotel that the company intends to surrender to the lender. These results are also impacted by $1.1 million of expenses incurred at the two hotels closed for hurricane repair, offset by the receipt of $1.7 million in business interruption proceeds relating to 2004 for these two hotels.

Net income attributable to common shares was $1.9 million, or $0.08 per share, in the 2005 second quarter, compared to a net loss of $(7.2) million, or $(2.04) per share, in the 2004 second quarter.

EBITDA from continuing operations declined to $17.3 million, down from $20.7 million in the same period a year earlier. Adjusted EBITDA for the 73 continuing operations hotels open during the 2005 second quarter was $19.1 million compared to $20.1 million in the 2004 second quarter.

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During the 2005 second quarter, the two closed Florida hotels had combined Adjusted EBITDA of $0.8 million, compared to Adjusted EBITDA of $0.7 million in the 2004 second quarter, due to the receipt of $1.7 million in business interruption proceeds related entirely to 2004. During the first six months of 2005, the two closed hotels had Adjusted EBITDA of $0.2 million compared to $2.1 million for the first six months of 2004.

New President

On July 15, 2005, Edward Rohling joined Lodgian as president. W. Thomas Parrington will remain as chief executive officer during a transition period and intends to step down from that position by year end. “Ed is quickly ramping up and has already visited a number of our hotels,” Parrington said. “He brings tremendous depth in marketing and operations, which will be put to good use in maximizing the returns on our recently refurbished hotels.”

Hurricane Damage and Renovation Program Update

The company invested $23.6 million in the 2005 second quarter and $43.2 million in the first half of 2005 to upgrade and restore its hotels, including $20.5 million for capital expenditures to repair hurricane damage in the first half. “Since 2002, when we began our renovation program, we have completed renovations on 34 hotels, including six hotels in 2005, and have an additional eight undergoing major renovations,” Parrington said.

Lodgian plans to invest approximately $47 million in the 2005 second half on its continuing operations hotels, which includes approximately $24 million for repair of hurricane- damaged hotels, much of which the company anticipates will be covered by insurance proceeds.

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“We will continue to have significant displacement in the third quarter, which will diminish slowly over the remainder of the year. Our goal is to complete substantially all deferred maintenance by year end and return to a more typical ongoing refurbishment program in 2006,” Parrington added.

“We anticipate that it will take up to three to six months from completion of renovations and repairs for all of our recently renovated hotels to ramp up to traditional levels, based on past experience. Our hotels that were refurbished in 2003 and 2004 have outperformed both our full portfolio and the industry as a whole as measured by revenue per available room (RevPAR) growth. We believe the properties continue to have significant upside potential.”

The company continues to encounter delays at the closed Crowne Plaza West Palm Beach and the Holiday Inn Melbourne hotels, primarily related to the slow pace of local inspectors and approvals. The hotels are now expected to reopen in the 2005 fourth quarter and the 2006 first quarter, respectively.

Impact of Displaced Revenues

The company has submitted business interruption claims for the two closed Florida hotels for the 2004 period and 2005 through June. Through June 30, 2005, the company received $1.7 million in business interruption proceeds, all related to business interruption claims for 2004, which is reflected in the 2005 second quarter financial results. On August 2, 2005, the company received an additional $2.9 million in business interruption proceeds related to amounts submitted for 2004, as well as January through April 2005, for the two closed hotels. The

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company anticipates that an additional $0.5 million for the same period in 2005 will be received shortly. These amounts will be recorded in the 2005 third quarter. Additional recoveries from the claims will be reported in the quarter in which the proceeds are received or the claims are settled with the insurance carriers.

The company recognizes expenses related to hurricane-damage repairs as these expenses are incurred. To date since the storms occurred, the company has incurred $2.1 million in hurricane clean-up and repair costs, written off damaged assets with a net book value of $3.7 million, and recorded $3.3 million as an insurance receivable to cover a portion of these repairs and asset replacements, net of insurance deductibles, which resulted in a net casualty loss of $2.5 million. Proceeds for the hurricane losses will be reduced by the aggregate deductible of $3.0 million on five of its hotels, plus an as-yet-to-be-determined amount for repairs and upgrades not covered by insurance.

Operating Results

RevPAR for the 2005 second quarter increased 7.1 percent over the 2004 second quarter for the company’s 73 continuing operations hotels that were open in both quarters. Excluding hotels under major renovation or hurricane repair in either period, RevPAR improved 8.4 percent.

For the 73 hotels, a 5.0 percent increase in average daily room rate (ADR) led the RevPAR improvement, in addition to a 2.0 percent improvement in occupancy. “We are beginning to see the benefits of our renovation program,” Rohling said. “In the second quarter,

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our 21 hotels that had completed major renovations in 2003 and 2004 improved RevPAR by 14.8 percent, averaging 73.0 percent occupancy. We believe this is positive feedback that our renovations are on target and are meeting or exceeding guest expectations.

“An analysis of our hotel markets shows that Lodgian’s competitive set RevPAR growth as compared to the industry has been trending positive over the past five quarters,” Rohling added. “We believe this is a result of the improving condition of the markets in which we operate. In the 2004 first quarter, our competitive sets grew RevPAR at only 58 percent of the industry average. By the 2005 second quarter, the competitive sets recorded 8.1 percent RevPAR growth, or 98 percent of the industry average of 8.3 percent.”

Disposition Program

Lodgian sold one hotel in the 2005 second quarter as part of its previously announced portfolio improvement program to dispose of primarily older assets in smaller markets. The company used the $3.9 million in net proceeds from the sale to pay down mortgage debt.

Following the close of the second quarter, the company sold two additional hotels for the aggregate sales price of $17.8 million and used $14.3 of the net proceeds to pay down mortgage debt. Since the company announced its disposition program, Lodgian has sold 18 hotels, two parcels of land and an office building. Four properties and one land parcel currently are being marketed for sale.

In the third quarter, the company said it plans to surrender three hotels, which are not currently listed as held for sale, to their respective lenders. Two of the hotels are wholly owned and the other hotel is 30 percent owned and not consolidated.

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The two wholly owned hotels, the 192-room Holiday Inn, Lawrence, Kan. and the 197-room Holiday Inn, Manhattan, Kan. which are financed through industrial revenue bonds, will be sold or surrendered to the bond trustee since the properties require extensive renovation and the hotels’ current franchise agreements expire in late August. In addition, the company determined that the current debt of $10.1 million outstanding under the industrial revenue bonds was substantially higher than the combined fair values of the hotels. The debt on these hotels is non-recourse to Lodgian, except for a partial guaranty of $1.4 million. Lodgian raised certain defenses with respect to the guaranty and recently reached a tentative settlement with the trustee which calls for a payment of $0.5 million to resolve all claims and in full satisfaction of the outstanding $10.1 million debt, including the partial guaranty. Lodgian will cooperate with the trustee on the sale of the properties.

Lodgian holds a minority interest in a joint venture that owns the third property, the 240-room Holiday Inn City Center, Columbus, Ohio. Lodgian currently is in negotiations with both the lender and its joint-venture partner about the future ownership of the hotel. In connection with the planned surrender to the lender, the company has fully reserved $0.9 million against a receivable owed by the property to Lodgian, which is reflected in the 2005 second quarter statement of operations under “corporate and other expenses.” Additionally, Lodgian has written off the investment in the joint venture for a charge of $0.2 million.

The two consolidated properties combined had Adjusted EBITDA of $0.8 million on a trailing 12-month basis as of June 30, 2005. Lodgian’s portion of the earnings of the minority

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owned hotel totaled $4,200 for the trailing 12-month period, not including the $0.2 million write-off of the investment in the joint venture.
Outlook

The company’s guidance is based on the 73 consolidated hotels reported in continuing operations and excludes the two Florida hotels that sustained heavy hurricane damage and will not reopen until the third or fourth quarter of 2005 and the first quarter of 2006.

Previously, the company provided 2005 guidance on continuing operations, less the two hotels closed for hurricane repairs, of net income of $0 to $3 million and Adjusted EBITDA of $60 million to $62 million on total revenues of $315 million to $325 million. Due to higher than expected expenses in the second quarter for workers’ compensation insurance claims, greater revenue displacement than anticipated due to renovations, the sale or surrender of the two Kansas properties to the trustee, restructuring expenses and the costs related to the hiring of a new president, the company is reducing 2005 guidance to a net loss of $(3.5) million to $(6.5) million and Adjusted EBITDA of $56 million to $58 million on total revenue of $312 million to $322 million.

RevPAR is expected to increase 6 to 7 percent, net of renovation displacement. These estimates reflect the absorption of significant revenue displacement from renovations in the first, second and third quarters and declining amounts of revenue displacement in the fourth quarter. Lodgian’s guidance assumes no acquisitions during 2005 and that no additional hotels will be transferred to discontinued operations.

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“We look forward to completing our renovation and restoration programs to get our full portfolio back in operation by year end,” Parrington said. “We are beginning to reap the benefits of our renovation program, but it will take time to rebuild the business for these properties. We are increasingly optimistic about 2006 and beyond.”

Non-GAAP Financial Measures

The historical non-GAAP financial measures included in this press release are reconciled to the comparable GAAP measures in the schedules attached to this press release.

EBITDA, Adjusted EBITDA and Displacement

EBITDA and Adjusted EBITDA are non-GAAP measures and should not be used as a substitute for measures such as net income (loss), cash flows from operating activities, or other measures computed in accordance with GAAP. The company uses EBITDA and Adjusted EBITDA to measure its performance and to assist in the assessment of hotel property values. EBITDA is also a widely used industry measure which Lodgian believes provides pertinent information to investors and is an additional indicator of the company’s operating performance.

The company defines Adjusted EBITDA as EBITDA excluding the effects of certain charges such as pre-emergence reorganization expenses, post-emergence Chapter 11 expenses included in corporate and other on the company’s consolidated statement of operations, impairment losses, casualty losses for damage caused to Lodgian’s properties by the hurricanes that struck the southeastern United States in the 2004 third quarter, and one-time charges related to the surrender of two wholly owned hotels to the bond trustee and one minority interest hotel to the lender.

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Displacement refers to lost revenue and profit due to rooms out of order resulting from renovation or hurricane repairs. The displaced revenue figures cited are only for the “hard” displacement that is documented when a hotel has sold all available rooms and denies additional reservations due to rooms out of order. The company feels this method is conservative, as it does not account for the “soft” displacement associated with a renovation; for example, guests who depart earlier than planned due to the disruption caused by the renovation work, local customers or frequent guests who may choose an alternative hotel during the renovation, or local groups that may not solicit the hotel to house their groups during renovations.

About Lodgian

Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently manages a portfolio of 80 hotels with 14,684 rooms located in 30 states and Canada. Of the company’s 80-hotel portfolio, 51 are InterContinental Hotels Group brands (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express) 16 are Marriott brands (Courtyard by Marriott, Fairfield Inn, SpringHill Suites and Residence Inn), and 11 are affiliated with four other nationally recognized hospitality franchises such as Hilton and Carlson (Radisson and Park Inn). Two hotels are independent, unbranded properties. For more information about Lodgian, visit the company’s Web site: www.lodgian.com.

Forward-Looking Statements

This press release includes forward-looking statements related to Lodgian’s operations that are based on management’s current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially. The words “guidance,”“may,” “should,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “plan,” and similar expressions are intended to identify forward-looking statements.

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Certain factors are not within the company’s control and readers are cautioned not to put undue reliance on forward-looking statements. These statements involve risks and uncertainties including, but not limited to, the company’s ability to generate sufficient working capital from operations and other risks detailed from time to time in the company’s SEC reports. The company undertakes no obligations to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.

LODGIAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2005	December 31, 2004
	(Unaudited in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$18,234	$36,234
Cash, restricted	13,597	9,840
Accounts receivable (net of allowances: 2005 - $1,540; 2004 - $684)	9,726	7,967
Insurance receivable	3,333	3,280
Inventories	6,600	6,293
Prepaid expenses and other current assets	19,588	17,232
Assets held for sale	26,113	30,528

Total current assets	97,191	111,374
Property and equipment, net	586,833	569,371
Deposits for capital expenditures	26,059	34,787
Other assets	7,011	7,775

	$717,094	$723,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,106	$10,957
Other accrued liabilities	33,091	31,475
Advance deposits	2,398	1,638
Insurance advances	17,834	2,000
Current portion of long-term liabilities	22,442	25,290
Liabilities related to assets held for sale	19,425	30,541

Total current liabilities	108,296	101,901
Long-term liabilities	384,462	393,143

Total liabilities	492,758	495,044
Minority interests	1,604	1,629
Commitments and contingencies
Stockholders’ equity:
Common stock, $.01 par value, 60,000,000 shares authorized;
24,580,637 issued at June 30, 2005 and December 31, 2004	246	246
Additional paid-in capital	308,198	306,943
Unearned stock compensation	(208)	(315)
Accumulated deficit	(87,151)	(81,941)
Accumulated other comprehensive income	1,723	1,777
Treasury stock, at cost, 7,211 shares at June 30, 2005
and December 31, 2004	(76)	(76)

Total stockholders’ equity	222,732	226,634

	$717,094	$723,307

LODGIAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
		(Unaudited in thousands, except per share data)
Revenues:
Rooms	$64,497	$62,522	$118,958	$118,572
Food and beverage	18,817	19,167	33,718	35,394
Other	2,671	2,760	5,163	5,460

	85,985	84,449	157,839	159,426

Operating expenses:
Direct:
Rooms	17,632	16,357	33,127	31,814
Food and beverage	13,062	12,477	24,044	23,768
Other	2,098	2,038	4,029	3,968

	32,792	30,872	61,200	59,550

	53,193	53,577	96,639	99,876
Other operating expenses:
Other hotel operating costs	24,693	22,916	48,592	46,112
Property and other taxes, insurance, and leases	5,810	5,187	11,499	10,747
Corporate and other	5,870	4,691	10,528	9,025
Casualty losses	28	—	132	—
Depreciation and amortization	6,867	6,797	13,524	13,468
Impairment of long-lived assets	954	—	2,609	—

Other operating expenses	44,222	39,591	86,884	79,352

	8,971	13,986	9,755	20,524
Other income (expenses):
Business interruption insurance proceeds	1,729	—	1,729	—
Interest income and other	54	66	225	109
Interest expense and other financing costs:
Preferred stock dividend	—	(4,233)	—	(8,518)
Interest expense	(6,912)	(19,507)	(13,894)	(27,531)
Loss on preferred stock redemption	—	(1,592)	—	(1,592)

Income (loss) before income taxes and minority interests	3,842	(11,280)	(2,185)	(17,008)
Provision for income taxes — continuing operations	(67)	(76)	(135)	(151)
Minority interests	(120)	(71)	25	(218)

Income (loss) from continuing operations	3,655	(11,427)	(2,295)	(17,377)

Discontinued operations:
(Loss) income from discontinued operations before income taxes	(1,781)	4,180	(2,915)	3,044
Income tax benefit	—	—	—	—

(Loss) income from discontinued operations	(1,781)	4,180	(2,915)	3,044

Net income (loss) attributable to common stock	$1,874	($7,247)	($5,210)	($14,333)

Basic and diluted income (loss) per common share:
Net income (loss) attributable to common stock	$0.08	($2.04)	($0.21)	($4.87)

	Three months ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
		(Unaudited in thousands, except per share data)
Basic and diluted income (loss) per share:
Numerator:
Income (loss) from continuing operations	$3,655	($11,427)	($2,295)	($17,377)
(Loss) income from discontinued operations	(1,781)	4,180	(2,915)	3,044

Net income (loss) attributable to common stock	$1,874	($7,247)	($5,210)	($14,333)

Denominator:
Denominator for basic and diluted loss per share -
weighted-average shares	24,573	3,554	24,573	2,944

Basic and diluted income (loss) per common share:
Income (loss) from continuing operations	$0.15	($3.22)	($0.09)	($5.90)
(Loss) income from discontinued operations	(0.06)	1.18	(0.12)	1.03

Net income (loss) attributable to common stock	$0.08	($2.04)	($0.21)	($4.87)

LODGIAN, INC. AND SUBSIDIARIES
Reconciliation of EBITDA and Adjusted EBITDA (non-GAAP measures) with
Loss from Continuing Operations (a GAAP measure)

($ in thousands)	Three months ended		Six months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Continuing operations:
Income (loss) from continuing operations	$3,655	($11,427)	($2,295)	($17,377)
Depreciation and amortization	6,867	6,797	13,524	13,468
Interest income	(205)	(80)	(425)	(128)
Interest expense	6,912	19,507	13,894	27,531
Preferred stock dividends	—	4,233	—	8,518
Loss on preferred stock redemption	—	1,592	—	1,592
Provision (benefit for income taxes — continuing operations)	68	76	135	151

EBITDA	$17,297	$20,698	$24,833	$33,755

Adjustments to EBITDA:
Post-emergence Chapter 11 expenses, included in corporate	$52	$135	$162	$330
and other on consolidated statement of operations
Impairment loss	954	—	2,609	—
Casualty losses- 2004 hurricane damage	28	—	132	—
Write-off of investment in subsidiary for non-consolidated hotel	170		170
Write-off of receivable for non-consolidated hotel	946	—	946
Guaranty payments on Kansas properties	500	—	500	—

Adjusted EBITDA	$19,947	$20,833	$29,352	$34,085

West Palm Beach and Melbourne:
Income (loss) from continuing operations	$619	($53)	($409)	$822
Depreciation and amortization	178	297	355	612
Interest income	(1)	(3)	(4)	(5)
Interest expense	16	478	203	703
Preferred stock dividends	—	—	—	—
Loss on preferred stock redemption	—	—	—	—
Provision (benefit for income taxes — continuing operations)	—	—	—	—

EBITDA	$812	$719	$145	$2,132

Adjustments to EBITDA:
Post-emergence Chapter 11 expenses, included in corporate	$0	$0	$0	$0
and other on consolidated statement of operations
Impairment loss	1	—	1	—
Casualty losses- 2004 hurricane damage	—	—	100	—
Write-off of investment in subsidiary for non-consolidated hotel	—	—	—	—
Write-off of receivable for non-consolidated hotel	—	—	—	—
Guaranty payments on Kansas properties	—	—	—	—

Adjusted EBITDA	$813	$719	$247	$2,132

Continuing operations excluding West Palm Beach and Melbourne:
Income (loss) from continuing operations	$3,036	($11,374)	($1,886)	($18,199)
Depreciation and amortization	6,689	6,500	13,169	12,856
Interest income	(204)	(77)	(421)	(123)
Interest expense	6,896	19,029	13,691	26,828
Preferred stock dividends	—	4,233	—	8,518
Loss on preferred stock redemption	—	1,592	—	1,592
Provision (benefit for income taxes — continuing operations)	68	76	135	151

EBITDA	$16,485	$19,979	$24,688	$31,623

Adjustments to EBITDA:
Post-emergence Chapter 11 expenses, included in corporate	$52	$135	$162	$330
and other on consolidated statement of operations
Impairment loss	953	—	2,608	—
Casualty losses- 2004 hurricane damage	28	—	32	—
Write-off of investment in subsidiary for non-consolidated hotel	170	—	170	—
Write-off of receivable for non-consolidated hotel	946	—	946	—
Guaranty payments on Kansas properties	500	—	500	—

Adjusted EBITDA	$19,134	$20,114	$29,105	$31,953

Lodgian 2nd Quarter 2005
Supplemental Operating Information

			Three Months Ended
Hotels	Rooms		June 30, 2005	June 30, 2004	Change	% Change
75	13,478	All Continuing Operations
		Occupancy	66.2%	65.1%		1.6%
		ADR	$82.64	$78.94	$3.70	4.7%
		RevPAR	$54.67	$51.38	$3.29	6.4%
73	12,964	Continuing Operations less two
		hotels closed due to hurricane
		damage
		Occupancy	66.2%	64.9%		2.0%
		ADR	$82.64	$78.68	$3.96	5.0%
		RevPAR	$54.67	$51.04	$3.63	7.1%
		RevPAR Index	97.5%	98.6%		(1.1)%
55	9,717	Continuing Operations less two
		hotels closed due to hurricane
		damage and hotels under renovation
		in the first & second quarters
		2004 and 2005
		Occupancy	66.2%	64.0%		3.3%
		ADR	$80.57	$76.76	$3.81	5.0%
		RevPAR	$53.32	$49.16	$4.15	8.4%
		RevPAR Index	100.0%	100.5%		(0.5)%
21	3,013	Hotels completing major
		renovations in 2003 and 2004
		Occupancy	73.0%	68.0%		7.5%
		ADR	$87.36	$81.77	$5.59	6.8%
		RevPAR	$63.80	$55.57	$8.23	14.8%
		RevPAR Index	107.7%	104.1%		3.4%
16	1,845	Marriott Hotels
		Occupancy	74.8%	70.7%		5.8%
		ADR	$88.67	$82.78	$5.89	7.1%
		RevPAR	$66.34	$58.53	$7.80	13.3%
		RevPAR Index	118.4%	114.9%		3.1%
4	777	Hilton Hotels
		Occupancy	71.3%	70.2%		1.5%
		ADR	$96.77	$91.53	$5.24	5.7%
		RevPAR	$68.99	$64.29	$4.70	7.3%
		RevPAR Index	94.2%	94.8%		(0.7)%
45	8,830	IHG Hotels less two hotels closed
		due to hurricane damage
		Occupancy	66.5%	66.1%		0.6%
		ADR	$82.01	$77.96	$4.06	5.2%
		RevPAR	$54.52	$51.53	$2.99	5.8%
		RevPAR Index	94.3%	96.8%		(2.6)%
8	1,512	Other Brands and Independent Hotels
		Occupancy	51.1%	48.3%		5.8%
		ADR	$66.46	$67.98	($1.52)	(2.2)%
		RevPAR	$33.99	$32.86	$1.13	3.4%
		RevPAR Index	88.6%	86.7%		2.2%

Lodgian 2nd Quarter 2005
Supplemental Operating Information

			Six Months Ended
Hotels	Rooms		June 30, 2005	June 30, 2004	Change	% Change
75	13,478	All Continuing Operations
		Occupancy	62.4%	62.6%		(0.4)%
		ADR	$81.28	$77.80	$3.49	4.5%
		RevPAR	$50.70	$48.72	$1.98	4.1%
73	12,964	Continuing Operations less two
		hotels closed due to hurricane
		damage
		Occupancy	62.4%	62.2%		0.3%
		ADR	$81.28	$77.08	$4.21	5.5%
		RevPAR	$50.70	$47.92	$2.78	5.8%
		RevPAR Index	99.0%	100.1%		(1.1)%
55	9,717	Continuing Operations less two
		hotels closed due to hurricane
		damage and hotels under renovation
		in the first & second quarters
		2004 and 2005
		Occupancy	62.0%	60.9%		1.9%
		ADR	$79.28	$75.55	$3.73	4.9%
		RevPAR	$49.16	$45.97	$3.19	6.9%
		RevPAR Index	100.9%	101.3%		(0.4)%
21	3,013	Hotels completing major
		renovations in 2003 and 2004
		Occupancy	71.1%	68.1%		4.5%
		ADR	$88.62	$82.72	$5.90	7.1%
		RevPAR	$63.03	$56.31	$6.72	11.9%
		RevPAR Index	110.6%	106.9%		3.5%
16	1,845	Marriott Hotels
		Occupancy	70.9%	68.6%		3.4%
		ADR	$87.33	$82.10	$5.23	6.4%
		RevPAR	$61.93	$56.32	$5.61	10.0%
		RevPAR Index	121.2%	117.8%		2.9%
4	777	Hilton Hotels
		Occupancy	66.2%	64.4%		2.8%
		ADR	$95.71	$89.98	$5.73	6.4%
		RevPAR	$63.34	$57.93	$5.41	9.3%
		RevPAR Index	96.5%	93.4%		3.3%
45	8,830	IHG Hotels less two hotels closed
		due to hurricane damage
		Occupancy	63.0%	63.1%		(0.2)%
		ADR	$80.40	$76.49	$3.91	5.1%
		RevPAR	$50.61	$48.27	$2.34	4.8%
		RevPAR Index	96.6%	99.0%		(2.4)%
8	1,512	Other Brands and Independent Hotels
		Occupancy	46.6%	48.2%		(3.3)%
		ADR	$66.53	$64.51	$2.02	3.1%
		RevPAR	$30.99	$31.08	($0.09)	(0.3)%
		RevPAR Index	81.7%	84.7%		(3.6)%

Lodgian Competitive Set RevPAR Growth vs. Industry Performance
For Selected Quarters
Lodgian Hotels Included In Competitive Sets

Lodgian		Lodgian
Hotel Count	Quarter	Comp Sets	Industry	Ratio
71	1st Qtr ‘04	4.5%	7.7%	58.4%

71	2nd Qtr ‘04	5.6%	8.6%	65.1%

71	3rd Qtr ‘04	5.2%	6.4%	81.3%

71	4th Qtr ‘04	7.6%	8.4%	90.5%

71	1st Qtr ‘05	6.3%	7.2%	87.5%

71	2nd Qtr ‘05	8.1%	8.3%	97.6%

Source: Smith Travel Research

Note: The 71 hotels represent the 75 consolidated continuing operations hotels less the two hotels closed due to hurricane damage, our Canadian property, and the property acquired in December 2004.

Lodgian, Inc.
Assets Held for Sale as of August 1, 2005

	Location	Brand	Rooms
Hotels:	Rolling Meadows, IL	Holiday Inn	420
	Gadsden, AL	Holiday Inn Express	141
	Metairie, LA	Quality Hotel	205
	Jekyll Island, GA	Holiday Inn	198
Land:	Mt. Laurel, NJ (374,100 square feet)